Exhibit 99.1
Contact:
Phil McClain 407-245-4476 (Analysts)
Rich Jeffers 407-245-4189 (Media)

DARDEN RESTAURANTS, INC. ANNOUNCES NEW BOARD MEMBER

ORLANDO, Fla. (Dec. 9, 2024) — Darden Restaurants, Inc. (NYSE: DRI) today announced the Board of Directors has appointed Daryl Kenningham as its newest member, effective immediately. With his appointment, the Company increased the size of the Board from nine to 10 members.

“My fellow Board members and I are delighted to welcome Daryl to the Board,” said Cynthia Jamison, Chair of the Board of Directors. “His extensive experience with multi-unit operations, as well as his current role leading a large, dispersed organization will be tremendous assets to our Board.”

Commenting on his appointment, Kenningham said, “Darden, with its impressive portfolio of brands, is an accomplished, well-respected company throughout the industry. I look forward to serving on this Board and working closely with my fellow members and Darden’s leadership team to ensure the company remains the leader in full-service dining while continuing to deliver value for shareholders.”

Kenningham, age 60, has served as President and Chief Executive Officer of Group 1 Automotive, a leading automotive retailer with operations in the United States and United Kingdom, since January 2023. Previously, he served as the Company’s Chief Operating Officer. Prior to that, he served as President of U.S. Operations. Additionally, Kenningham serves on the Board of Directors of Group 1 Automotive and on the Board of Directors for the Greater Houston Partnership.

About Darden Restaurants
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Yard House, Ruth’s Chris Steak House, Cheddar's Scratch Kitchen, The Capital Grille, Chuy’s, Seasons 52, Eddie V’s and Bahama Breeze. For more information, please visit www.darden.com.

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